Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

   FOR IMMEDIATE RELEASE
   ---------------------

    JACK HENRY & ASSOCIATES ANNOUNCES THE ACQUISITION OF TWS SYSTEMS, INC.

 Monett, MO  -  December 20, 2004 - Jack  Henry &  Associates, Inc.  (Nasdaq:
 JKHY), a leading provider of integrated computer systems and ATM/debit card/ACH transaction processing, today announced its purchase of TWS Systems, Inc. The Florida-based company is the leading provider of image-based item processing solutions for credit unions, and the leading provider of ATM deposit processing solutions for banks and credit unions. Terms of the transaction were not disclosed.

 IMAGECENTER, TWS' turnkey image-based item processing platform that was designed to support the unique requirements of credit unions, has dominated the industry for more than 16 years and has been implemented by a significant majority of the credit unions that have migrated to check imaging. The company has sold more image-based item processing systems than all competitive alternatives combined, and more than 50 of the largest 100 credit unions in the U.S. have implemented the platform. The system, which is available for in-house installation or through strategically located item processing centers, supports all forms of checks; counter, ATM, and mailed deposits; and all forms of remittance payments.

 "This acquisition provides the opportunity to integrate the core competencies of two industry leaders," said Jack F. Prim, CEO of JKHY. "Integrating Episys[R], the core processing solution offered by Jack Henry's Symitar subsidiary and used by more credit unions with assets exceeding $25 million than any other system, with IMAGECENTER, the dominant image-enabled item processing solution, will provide a competitively distinct enterprise-wide solution, will generate growth opportunities for both platforms, and will support our collective clients with a value-added solution." Approximately 30 credits unions are currently using Episys and IMAGECENTER.

 TWS Systems also leveraged IMAGECENTER to provide a first-of-its-kind solution that automates the historically time-consuming, error-prone manual processing of ATM deposits. This innovative system is now the market-leading solution with a growing client base that includes 20 of the leading U.S. and Canadian banks that have automated ATM deposit processing. This industry-leading, Internet-enabled system supports both cash and check deposits, envelope and image-based ATM deposits, and daily volumes ranging from 500 to 200,000 deposits. The system's end-to-end functionality includes image capture and processing at the ATM, courier tracking and monitoring, fraud detection and prevention, automated balancing, a comprehensive audit trail, and more.

 According to Tony L. Wormington, president of JKHY, "This acquisition expands our product and service offering with IMAGECENTER, generates inherent cross-sale opportunities, and provides the opportunity to introduce Jack Henry's growing suite of solutions for the mid-tier bank market by leveraging TWS' successful client relationships with some of the nation's leading banks. Acquiring TWS Systems clearly supports our objectives to continually add larger financial institutions to our client roster, to further differentiate and broaden our integrated solutions, and to add value for our clients."

 "In addition to the cross-sales and new sales opportunities the IMAGECENTER platform generates, we believe acquiring TWS Systems can generate new market opportunities by adapting its industry-leading solution to support remittance check and cash payment processing for credit card and mortgage companies, government entities that collect taxes, and utilities. We also expect this acquisition to have a slightly accretive impact on EPS," concluded Kevin D. Williams, CFO of JKHY.


 About TWS Systems, Inc.

 Clearwater, Florida-based TWS Systems, Inc. is the leading provider of image-based item processing solutions for credit unions, and the leading provider of ATM deposit processing solutions for credit unions and banks. Additional information about TWS Systems, Inc. is available by calling 800-247-1342 or visiting www.twssystems.com.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has approximately 5,900 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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